THE SWISS HELVETIA FUND, INC. VOTING RESULTS 2017 ANNUAL STOCKHOLDER MEETING

As of May 1, 2017, the record date for the Fund's 2017 Annual Meeting of
Stockholders held on June 27, 2017, there were 25,313,872 shares of the
Fund's common stock eligible to vote.  At the Meeting, a quorum was present in person or by proxy, and the Fund's shares were voted on the proposals presented to the Fund's stockholders as follows:

1. A. To elect one Class I Director to serve for a two-year term until the 2019 Annual Meeting of Stockholders:

   Votes For
Votes Withheld
   Approval

Fred J. Ricciardi
 7,805,860
 615,595
   43.42%

Moritz Sell
  9,252,035
303,305
51.47%

B. To elect one Class II Director to serve for a three-year term until the 2020 Annual Meeting of Stockholders:

   Votes For
  Votes Withheld
Approval

Claus Helbig
   7,789,303
632,152   43.33%

Andrew Dakos
*
*   *

______________________
* First Coast Results, Inc., the independent inspector of elections for the Annual Meeting, reported that Andrew Dakos received 9,281,647 votes "For" and
273,693 votes "Withheld", resulting in an Approval of 51.63%.

C. To elect one Class III Director to serve for a one-year term until the
2018 Annual Meeting of Stockholders:

   Votes For
Votes Withheld
Approval

Jean E. Hoysradt
7,809,793
    611,662
   43.44%

Thomas C. Mazarakis
 6,741,675
2,813,665
  37.50%

2. To ratify the selection by the Board of Directors of Tait, Weller & Baker, LLP as
the Fund's independent registered public accounting firm for the year ending
December 31, 2017:

   Votes For
Votes Against
   Abstentions
  Approval

17,299,230
248,552
429,007
96.23%

3. To approve an amendment to the Fund's Certificate of Incorporation to eliminate the classification of the Fund's Board of Directors:

   Votes For
Votes Against
   Abstentions
  Approval

   16,983,376
419,179
574,233
94.47%

4. To approve a non-binding stockholder proposal recommending that the Fund's Board of
Directors authorize a self-tender offer for all of the outstanding common stock of the Fund:

   Votes For
Votes Against
Abstentions
Approval

   4,522,846
10,050,423
3,403,524
25.16%

5. To approve non-binding stockholder proposals regarding the:

A. Continuation of an amendment to the Fund's By-Laws establishing Director qualifications:

   Votes For
Votes Against
  Abstentions
 Approval

8,754,815
9,178,343
43,634
48.70%

B. Continuation of an amendment to the Fund's By-Laws requiring approval by holders of 75% of the Fund's outstanding shares to amend by the Fund's By-Laws:

   Votes For
 Votes Against
  Abstentions
 Approval

8,753,943
9,178,018
44,830
48.70%

The stockholder proposal to terminate the Fund's investment advisory contracts, which was predicated in part on the approval of this non-binding tender offer proposal, was withdrawn by its proponent at the Annual Meeting.  As a result, no votes were taken on that proposal.

Approval percentages are based on the total number of votes cast on a particular Proposal and not on the total number of shares present at the Meeting or the total number of shares of the
Fund outstanding.